Filed Pursuant to Rule 424(b)(5)
Registration No. 333-163813

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 8, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated March 8, 2010)

21,200,000 SHARES

Common Stock

We are offering 21,200,000 shares of our common stock, par value $0.01 per share, or the Common Stock.

Our Common Stock is listed on the New York Stock Exchange under the symbol “ICO.” The last reported sale price of our Common Stock on March 5, 2010 was $4.73 per share.

Concurrently with this offering, we are offering $75.0 million aggregate principal amount of our     % Convertible Senior Notes due 2017, or Convertible Notes (or a total of $86.25 million aggregate principal amount of Convertible Notes if the underwriters in such offering exercise their over-allotment option in full), and $200.0 million aggregate principal amount of our     % Senior Secured Second-Priority Notes due 2018, or Senior Notes, which we refer to as the Concurrent Offerings. The Convertible Notes and Senior Notes are each being offered by means of a separate prospectus supplement and not by means of this prospectus supplement. Neither of the Concurrent Offerings is contingent upon the completion of this offering or the other Concurrent Offering, and this offering is not contingent upon the completion of either of the Concurrent Offerings. See “Concurrent Offerings.”

Investing in our Common Stock involves significant risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement to read about factors you should consider before you make your investment decision.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

The underwriters also may purchase up to an additional 3,180,000 shares of our Common Stock at the public offering price, less the underwriting discounts and commissions, within 30 days of the date of this prospectus supplement to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock on or about                     , 2010.

Joint Book-Running Managers

UBS Investment Bank	Morgan Stanley

The date of this prospectus supplement is                     , 2010.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the Securities and Exchange Commission, or SEC. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than their respective dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in either of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference—the statement in the document having the later date modifies or supersedes the earlier statement.

You should read both this prospectus supplement and the accompanying prospectus together with the additional information described in this prospectus supplement under “Incorporation By Reference; Where You Can Find More Information.”

As used in this prospectus supplement, the terms “we,” “us,” “our,” “ICG,” “ICG, LLC,” “International Coal” and the “Company” refer to International Coal Group, Inc. and its subsidiaries on a consolidated basis, unless the context indicates another meaning.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus supplement and the accompanying prospectus that are not historical facts are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•

our ability to successfully refinance our outstanding indebtedness and reduce our leverage through this offering and through the other transactions described under “Concurrent Offerings” and “Concurrent Tender Offers and Consent Solicitation”;

•	market demand for coal, electricity and steel;

•	availability of qualified workers;

•	future economic or capital market conditions;

•	weather conditions or catastrophic weather-related damage;

•	our production capabilities;

•	consummation of financing, acquisition or disposition transactions and the effect thereof on our business;

•	a significant number of conversions of our Existing Convertible Notes (as defined below) prior to maturity;

•	our plans and objectives for future operations and expansion or consolidation;

S-ii

•	our relationships with, and other conditions affecting, our customers;

•	availability and costs of key supplies or commodities such as diesel fuel, steel, explosives and tires;

•	availability and costs of capital equipment;

•	prices of fuels which compete with or impact coal usage, such as oil and natural gas;

•	timing of reductions or increases in customer coal inventories;

•	long-term coal supply arrangements;

•	reductions and/or deferrals of purchases by major customers;

•	risks in or related to coal mining operations, including risks related to third-party suppliers and carriers operating at our mines or complexes;

•	unexpected maintenance and equipment failure;

•	environmental, safety and other laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage;

•	ability to obtain and maintain all necessary governmental permits and authorizations;

•	competition among coal and other energy producers in the United States and internationally;

•	railroad, barge, trucking and other transportation availability, performance and costs;

•	employee benefits costs and labor relations issues;

•	replacement of our reserves;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	availability and costs of credit, surety bonds and letters of credit;

•	title defects or loss of leasehold interests in our properties which could result in unanticipated costs or inability to mine these properties;

•

future legislation and changes in regulations or governmental policies or changes in interpretations or enforcement thereof, including with respect to safety enhancements and environmental initiatives relating to global warming or climate change;

•	impairment of the value of our long-lived and deferred tax assets;

•	our liquidity, including our ability to adhere to financial covenants related to our borrowing arrangements;

•	adequacy and sufficiency of our internal controls; and

•	legal and administrative proceedings, settlements, investigations and claims and the availability of related insurance coverage.

You should keep in mind that any forward-looking statements made by us in this prospectus supplement or elsewhere speak only as of the date on which the statements were made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. In light of these risks and uncertainties, you should keep in mind that any of these forward-looking statements might not occur. When considering these forward-looking statements, you should keep in mind the cautionary statements in this prospectus supplement and in our other SEC filings, including the more detailed discussion of these factors, as well as other factors that could affect our results, contained under “Risk Factors” elsewhere in this prospectus supplement.

S-iii

SUMMARY

This summary highlights selected information about us and this offering. This summary is not complete and may not contain all of the information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectus, including any information incorporated by reference into this prospectus supplement and the accompanying prospectus, in their entirety.

Our Company

We are a leading coal mining company in Northern and Central Appalachia producing a broad range of mid- to high-Btu, low- to medium-sulfur, steam and metallurgical coal. We operate 12 mining complexes in West Virginia, Kentucky, Virginia and Maryland; we also operate an additional mining complex in the Illinois Basin producing mid- to high-sulfur steam coal. We market our coal to a diverse customer base of largely investment grade electric utilities, as well as domestic and international industrial customers. The quality of our coal and the availability of multiple transportation options, including rail, truck and barge, throughout the Appalachian region, enable us to participate in both the domestic and international coal markets.

As of December 31, 2009, management estimates that we own or control approximately 325 million tons of metallurgical coal reserves and approximately 765 million tons of steam coal reserves. Management’s estimates were developed considering an initial evaluation, as well as subsequent acquisitions, dispositions, depleted reserves, changes in available geological or mining data and other factors. Of our 1.1 billion tons of total coal reserves, we own 724 million tons and lease 366 million tons from third-party mineral holders. We also own or control approximately 431 million tons of non-reserve coal deposits. We have approximately 2,600 employees; all of our mining complexes are union free.

For the year ended December 31, 2009, we sold 16.8 million tons of coal, of which approximately 16.0 million tons were produced and approximately 0.8 million tons were purchased through brokered coal contracts (coal purchased from third parties for resale). Of the tons sold, 15.8 million tons were steam coal and 1.0 million tons were metallurgical coal. Our steam coal sales volume in 2009 consisted of mid- to high-quality, high Btu (greater than 12,000 Btu/lb.), low- to medium-sulfur (1.5% or less) coal, which typically sells at a premium to lower quality, steam coal. In response to weakened demand for coal in 2009 due to the overall economic environment, we idled significant production capacity. As market conditions improve, we believe we are advantageously positioned to increase our production level relatively quickly to 20 million tons. Our three largest customers for the year ended December 31, 2009 were Progress Energy, Georgia Power and Santee Cooper; we derived approximately 36% of our revenues from sales to our five largest customers. No single customer accounted for more than 10% of our revenues in 2009.

During 2009, we generated coal revenues of $1.0 billion, Adjusted EBITDA of $201.7 million and net income of $21.5 million. We define and reconcile Adjusted EBITDA and explain its importance in footnote 1 under “—Summary Historical Consolidated Financial and Operating Data.”

Our Competitive Strengths

•

Developed but idled capacity to increase production levels quickly if market conditions warrant. Over the last five years, we have invested over $350.0 million to increase our total production infrastructure capacity by over five million tons. While our 2009 production was scaled down to 16.3 million tons due to reduced demand, we believe that our existing infrastructure base supports a production level of up to 20 million tons and we could reach this production level with modest equipment investment in a relatively short time frame. We would not undertake reactivation of such idled capacity to significantly increase our current production unless market conditions warrant it and it would provide acceptable margins.

•

Large base of owned reserves providing significant production flexibility and internal development opportunities. As of December 31, 2009, we controlled approximately 1.1 billion tons of coal reserves comprised of 724 million tons of owned reserves and an additional 366 million tons of reserves under long-term leases. We also own or control approximately 431 million tons of non-reserve coal deposits. We believe our undeveloped reserves and non-reserve coal deposits give us the flexibility to grow even without pursuing acquisition opportunities that might be available to us. Further, we believe our high proportion of owned reserves provides a competitive cost advantage because production from owned reserves does not require a royalty payment to third parties.

•

Diversity of production, reserves and non-reserve coal deposits. Our production, reserves and non-reserve coal deposits are located in three of the four major coal regions in the United States and provide important geographical diversity in terms of markets, transportation and labor. We also operate 13 mining complexes, giving us substantial operational flexibility and making us less reliant on any single mine for a significant portion of our total production. We believe the diversity of our operations and reserves provides us with a significant advantage over those competitors with operations located primarily in a single coal producing region, as it allows us to source coal from multiple operations to meet the needs of our customers and to reduce transportation costs.

•

Minimal level of legacy liabilities. Compared to other publicly traded U.S. coal producers, we believe we have among the lowest legacy liabilities. As of December 31, 2009, we had total legacy liabilities of only $143.0 million (including accrued workers’ compensation liabilities, liabilities under the Coal Industry Retiree Health Benefit Act of 1992, post-retirement employee obligations, “black lung” liabilities and reclamation liabilities). Approximately 53% of our total legacy liabilities relates to reclamation liabilities, which we consider a normal-course-of-business liability. In addition, our entire workforce is union free, which minimizes employee-related liabilities commonly associated with union-represented mines.

•

Skilled management team. The members of our senior management team have, on average, 25 years of industry experience in a variety of mining methods, including longwall mining. We have substantial Appalachian mining experience with a history of increasing productivity, reducing costs, enhancing work safety practices, and maintaining strong customer relationships. In addition, the majority of our senior management team has extensive mine development and expansion experience.

Our Strategy

•

Continued focus on increasing the percentage of production from underground operations. In 2004, 36% of our production was from underground mining. By 2009, we had increased our proportion of underground mining to 47% of total production. Over the next several years, we intend to focus on selectively shifting more of our production to underground mining, which we believe is more favorably positioned in the current regulatory environment. In Appalachia, underground mining permits typically encounter fewer regulatory hurdles and third party activist challenges, and are therefore less subject to developmental risk than surface mining permits. One key component in this strategy is developing our Tygart #1 mine complex, which we expect to produce 3.5 million tons per year at full output through underground mining.

•

Pursue selected internal growth projects, including our flagship Tygart property. Our Tygart property is a large undeveloped reserve in Northern Appalachia which contains approximately 186 million tons of high Btu, low- to medium-sulfur steam and metallurgical quality coal. The first mining development planned for the Tygart property is the Tygart #1 Mine complex, which is an underground mining operation in the northeastern corner that is designed to extract approximately 38 million tons using longwall mining and room-and-pillar operations. The Tygart #1 mine is currently scheduled to begin development production in late 2012 and is expected to produce up to 3.5 million tons per year of high quality coal (split approximately 50% steam and 50% metallurgical) at full capacity. We believe that at full production Tygart will be one of our highest margin operations due to its low cost structure and high quality coal. One near-term project we are currently developing is a new low volatile metallurgical coal mine at our Vindex complex that is expected to produce approximately 200,000 annual tons, with initial production projected for the third quarter of 2010. In addition, we anticipate developing projects utilizing the substantial reserve position that we own in the Illinois Basin in order to capitalize on the expected increase in demand for high-sulfur coal to serve the scrubbed utility market and the coal-to-gas and coal-to-liquid conversion markets.

•

Continue to position our business to take advantage of favorable long-term trends for global coal consumption. We produce the majority of our coal in Northern and Central Appalachia, which is geographically well-positioned to serve a global customer base. We expect that international demand for our products will increase in the future, driven by favorable projected global growth trends and the high quality of our coal compared to other producing regions around the world. During periods of strong global demand for coal and limited supply, the Eastern United States has increased its exports significantly to serve a global customer base. For example, the U.S. Energy Information Administration, or EIA, reported that export demand for steam and metallurgical coal increased 44% and 32% from 2007 to 2008, respectively. We believe that the high quality of our coal makes it attractive to customers around the world and that shifting supply trends will provide a unique opportunity for Appalachian producers to increasingly service a global customer base. In 2010, we expect that our sales of metallurgical coal will double to approximately 2.4 million tons, allowing us to take advantage of this market which has shown encouraging signs of strength recently.

•

Maintain our strong relationships with high credit quality customers. Since our formation in 2004, we have significantly strengthened our customer relationships through attentive customer service and timely delivery of our coal products. We have built strong relationships with a broad group of customers, including large, geographically diverse utilities that are primarily of investment-grade credit quality. We will continue focusing our customer service efforts which we expect to position us to secure favorable contracts for our expected production increases in the future.

Outlook

The Company is confirming that Adjusted EBITDA is expected to be in the range of $170.0 million to $200.0 million in 2010. In addition, the Company expects that Adjusted EBITDA for the first quarter of 2010 will be in the range of $36.0 million to $42.0 million. First quarter earnings will be impacted by certain nonrecurring expenses related to the private exchanges of our Existing Convertible Notes in January 2010 and extinguishment of debt as a result of the Concurrent Tender Offers. See “Concurrent Tender Offers and Consent Solicitation.” Consistent with our past practice, we do not currently intend to provide quarterly guidance in the future.

New ABL Loan Facility

On February 22, 2010, we entered into a new asset-based loan facility, or ABL Loan Facility, which refinanced our prior senior secured credit facility. The ABL Loan Facility is a $125.0 million senior secured facility with a four year term available for loans and the issuance of letters of credit. Subject to certain conditions, at any time prior to maturity, we will be able to elect to increase the size of the ABL Loan Facility up to a maximum of $200.0 million. Availability under the ABL Loan Facility is calculated using a borrowing base test. The ABL Loan Facility is guaranteed by all of our current and future wholly-owned subsidiaries and secured by a first priority security interest on all of our and each of our guarantors’ existing and after-acquired real and personal property, including all outstanding equity interests of our wholly-owned subsidiaries. See “ABL Loan Facility.”

Concurrent Offerings

The Concurrent Offerings consist of:

•

$75.0 million aggregate principal amount of Convertible Notes (or a total of $86.25 million aggregate principal amount of Convertible Notes if the underwriters in such offering exercise their over-allotment option in full); and

•	$200.0 million aggregate principal amount of Senior Notes.

The Convertible Notes and the Senior Notes are each being offered by means of a separate prospectus supplement and not by means of this prospectus supplement. Neither of the Concurrent Offerings is contingent upon the completion of this offering or the other Concurrent Offering, and this offering is not contingent upon the completion of either of the Concurrent Offerings. We cannot assure you that we will complete the Concurrent Offerings. See “Concurrent Offerings.”

Concurrent Tender Offers and Consent Solicitation

Concurrently with this offering, we commenced an offer to purchase our 9.00% Convertible Senior Notes due 2012, or Existing Convertible Notes, and an offer to purchase and consent solicitation related to our 10.25% Senior Notes due 2014, or Existing Senior Notes. We refer to both tender offers together as the “Tender Offers.” See “Concurrent Tender Offers and Consent Solicitation.” We intend to use the net proceeds of this offering and the Convertible Notes offering, together with cash on hand, if necessary, to fund the purchase of the Existing Convertible Notes and for general corporate purposes. See “Use of Proceeds.”

Our Corporate Information

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 300 Corporate Centre Drive, Scott Depot, West Virginia 25560. Our telephone number is (304) 760-2400. Our website is www.intlcoal.com. Information contained in our website is not incorporated by reference into and does not constitute part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered by us	21,200,000 shares.

Over-allotment option	3,180,000 shares.

Common stock to be outstanding after this offering (1)	200,548,784 shares (or 203,728,784 shares, if the underwriters exercise their over-allotment option in full).

Use of proceeds	We intend to use the net proceeds of this offering and the Convertible Notes offering, together with cash on hand, if necessary, to fund the purchase of the Existing Convertible Notes and for general corporate purposes. See “Use of Proceeds.”

New York Stock Exchange symbol	ICO.

Risk factors	Before deciding whether to invest in our Common Stock, you should carefully consider the risks described under “Risk Factors” beginning on page S-9 of this prospectus supplement, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto.

Concurrent offerings	The Concurrent Offerings consist of $75.0 million aggregate principal amount of our Convertible Notes (or a total of $86.25 million aggregate principal amount of Convertible Notes if the underwriters in such offering exercise their over-allotment option in full) and $200.0 million aggregate principal amount of our Senior Notes. The Convertible Notes and Senior Notes are each being offered by means of a separate prospectus supplement and not by means of this prospectus supplement. Neither of the Concurrent Offerings is contingent upon the completion of this offering or the other Concurrent Offering, and this offering is not contingent upon the completion of either of the Concurrent Offerings. See “Concurrent Offerings.”

(1)	The number of shares to be outstanding after this offering is based on 179,348,784 shares outstanding as of February 28, 2010. The number of shares of Common Stock to be outstanding after this offering includes 6,198,668 shares issued in January 2010 in private exchanges for our Existing Convertible Notes but excludes, as of December 31, 2009: (i) 5,034,610 shares of Common Stock issuable upon the exercise of stock options with a weighted-average exercise price of $5.00; (ii) 1,148,479 shares of nonvested restricted stock; (iii) 230,265 restricted share units issued to directors to be converted to Common Stock upon separation of service; and (iv) shares of Common Stock that may be issued upon conversion of the Convertible Notes and Existing Convertible Notes.

Summary Historical Consolidated Financial and Operating Data

The following table presents summary historical consolidated financial and operating data for the most recent three years. The summary historical consolidated financial data as of, and for the years ended, December 31, 2009, 2008 and 2007 have been derived from our audited consolidated financial statements. Our audited consolidated financial statements are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on January 29, 2010 and incorporated by reference into this prospectus supplement. Our summary historical consolidated financial and operating data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and incorporated by reference into this prospectus supplement.

The results of operations for the historical periods included in the following table are not necessarily indicative of the results to be expected for future periods. In addition, see “Risk Factors” for a discussion of risk factors that could impact our future financial condition and results of operations.

	Year ended December 31,
	2009	2008	2007
	(in thousands, except share and per ton data)
Statement of Operations Data:
Revenues:
Coal sales revenues	$1,006,606	$998,245	$770,663
Freight and handling revenues	26,279	45,231	29,594
Other revenues	92,464	53,260	48,898

Total revenues	1,125,349	1,096,736	849,155
Cost and Expenses:
Cost of coal sales	832,214	882,983	732,112
Freight and handling costs	26,279	45,231	29,594
Cost of other revenues	36,089	35,672	34,046
Depreciation, depletion and amortization	106,084	96,047	86,517
Selling, general and administrative	32,749	38,147	33,325
Gain on sale of assets	(3,659)	(32,518)	(38,656)
Impairment losses	—	37,428	170,402

Total costs and expenses	1,029,756	1,102,990	1,047,340

Income (loss) from operations	95,593	(6,254)	(198,185)
Interest and Other Income (Expense):
Loss on extinguishment of debt	(13,293)	—	—
Interest expense net	(53,044)	(43,643)	(35,989)
Other, net	—	—	319

Total interest and other income (expense)	(66,337)	(43,643)	(35,670)

Income (loss) before income taxes	29,256	(49,897)	(233,855)
Income tax benefit (expense)	(7,732)	23,670	85,944

Net income (loss)	21,524	(26,227)	(147,911)
Net (income) loss attributable to noncontrolling interest	(66)	—	349

Net income (loss) attributable to International Coal Group, Inc.	$21,458	$(26,227)	$(147,562)

	Year ended December 31,
	2009	2008	2007
	(in thousands, except share and per ton data)
Earnings Per Share:
Basic	$0.14	$(0.17)	$(0.97)
Diluted	$0.14	$(0.17)	$(0.97)
Weighted-Average Common Shares Outstanding:
Basic	153,630,446	152,632,586	152,304,461
Diluted	155,386,263	152,632,586	152,304,461
Balance Sheet Data (at period end):
Cash and cash equivalents	$92,641	$63,930	$107,150
Total assets	1,367,960	1,350,647	1,303,363
Long-term debt and capital leases	384,309	432,870	391,248
Total liabilities	758,726	841,530	771,595
Total stockholders’ equity	609,234	509,117	531,768
Total liabilities and stockholders’ equity	1,367,960	1,350,647	1,303,363
Statement of Cash Flows Data:
Net cash from:
Operating activities	$115,754	$78,729	$22,471
Investing activities	(73,158)	(124,040)	(126,907)
Financing activities	(13,885)	2,091	192,844
Capital expenditures	66,345	132,800	160,807
Other Financial Data:
Adjusted EBITDA(1)	$201,677	$127,221	$59,053
Operating Data:
Tons sold:
Steam	15,823	17,780	17,891
Metallurgical	1,010	1,134	452
Total	16,833	18,914	18,343
Coal sales revenue per ton(2)	$59.80	$52.78	$42.01
Cost of coal sales per ton(2)	$49.44	$46.68	$39.91

(1)

Adjusted EBITDA is a non-GAAP financial measure used by management to gauge operating performance. We define Adjusted EBITDA as net income or loss attributable to International Coal Group, Inc. before deducting interest, income taxes, depreciation, depletion, amortization, loss on extinguishment of debt, impairment charges and noncontrolling interest. Adjusted EBITDA is not, and should not be used as, a substitute for operating income, net income and cash flow as determined in accordance with accounting principles generally accepted in the United States (referred to as GAAP). We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA or Adjusted EBITDA when reporting their results. We also use Adjusted EBITDA as our executive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance measured against budgets. Our ABL Loan Facility uses Adjusted EBITDA (with additional adjustments) to measure our compliance with covenants, such as fixed charge coverage. EBITDA or Adjusted EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA does not reflect all of our cash expenditures or any of our future requirements for capital expenditures or contractual commitments; changes in, or cash requirements for, our working capital needs; or interest expense, or the cash requirements necessary to service interest or principal payments, on our debts. Although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future. Adjusted EBITDA does not reflect any cash requirements for such replacements. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

The following table reconciles Adjusted EBITDA to net income (loss) attributable to International Coal Group, Inc., which we believe is the GAAP metric most comparable to Adjusted EBITDA:

	Year ended December 31,
	2009	2008	2007
	(in thousands)
Net income (loss) attributable to International Coal Group, Inc.	$21,458	$(26,227)	$(147,562)
Depreciation, depletion and amortization	106,084	96,047	86,517
Interest expense, net	53,044	43,643	35,989
Income tax (benefit) expense	7,732	(23,670)	(85,944)
Impairment losses	—	37,428	170,402
Loss on extinguishment of debt	13,293	—	—
Noncontrolling interest	66	—	(349)

Adjusted EBITDA	$201,677	$127,221	$59,053

(2)	“Coal sales revenue per ton” and “cost of coal sales per ton” are calculated as coal sales revenue or cost of coal sales, respectively, divided by tons sold. Although coal sales revenue per ton and cost of coal sales per ton are not measures of performance calculated in accordance with GAAP, management believes that they are useful to an investor in evaluating performance because they are widely used in the coal industry as a measure to evaluate a company’s sales performance or control over its costs. Coal sales revenue per ton should not be considered in isolation or as substitutes for measures of performance in accordance with GAAP. In addition, because coal sales revenue and cost of coal sales per ton are not calculated identically by all companies, our presentation may not be comparable to other similarly titled measures of other companies.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, incorporated by reference into this prospectus supplement, includes extensive risk factors relating to our business and government regulation as well as certain risks relating to our Common Stock. You should carefully consider those risks and the risks described below, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making a decision to invest in our Common Stock.

Risks Related to Our Common Stock and this Offering

The market price of our Common Stock may be volatile, which could cause the value of your investment to decline.

The market price of our Common Stock has experienced, and may continue to experience, significant volatility. Between January 1, 2008 and December 31, 2009, the trading price of our Common Stock on the New York Stock Exchange ranged from a low of $1.09 per share to a high of $13.90 per share. There are numerous factors contributing to the market price of our Common Stock, including many over which we have no control. These risks include, among other things:

•	our operating and financial performance and prospects;

•	our ability to repay our debt;

•	investor perceptions of us and the industry and markets in which we operate;

•	changes in earnings estimates or buy/sell recommendations by analysts; and

•	general financial, domestic, international, economic and other market conditions.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our Common Stock, regardless of our operating performance. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management. As a result of these factors, among others, the value of your investment may decline, and you may be unable to resell your shares of our Common Stock at or above the offering price.

Sales of additional shares of our Common Stock could cause the price of our Common Stock to decline.

Sales of substantial amounts of our Common Stock in the public market, or the perception that those sales may occur, could adversely affect the trading price of our Common Stock. In addition, future issuances of equity securities, including pursuant to the exercise of options for those securities, could dilute the interests of our existing stockholders, including you, and could cause the market price for our Common Stock to decline. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding convertible securities, warrants or options or for other reasons.

As of December 31, 2009, there were:

•	5,034,610 shares of Common Stock issuable upon the exercise of stock options outstanding with a weighted-average exercise price of $5.00;

•	1,148,479 shares of nonvested restricted stock; and

•	230,265 restricted share units issued to directors to be converted to Common Stock upon separation of service.

In addition, concurrently with this offering, we are offering $75.0 million aggregate principal amount of Convertible Notes (or a total of $86.25 million aggregate principal amount if the underwriters exercise their over-allotment option in full), which may be convertible into shares of our Common Stock in certain circumstances, pursuant to a separate prospectus supplement. In addition, any Existing Convertible Notes not purchased in the related tender offer may also be convertible into a combination of cash and shares of our Common Stock in certain circumstances. See “Concurrent Offerings.” Any conversion of any of those notes could dilute the interests of our existing stockholders, including you, and could cause the market price for our Common Stock to decline.

The price of our Common Stock could also be affected by possible sales of our Common Stock by investors who view the Convertible Notes as a more attractive means of equity participation in our Company and by hedging or arbitrage trading activity involving our Common Stock that we expect to develop in connection with the Convertible Notes Offering.

We, our executive officers and directors, WL Ross Group, L.P. and certain of its affiliates, collectively referred to as WLR, and Fairfax Financial Holdings Limited and certain of its affiliates, collectively referred to as Fairfax, have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC and Morgan Stanley & Co. Incorporated, subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our Common Stock or securities convertible into or exercisable or exchangeable for our Common Stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, UBS Securities LLC and Morgan Stanley & Co. Incorporated may in their sole discretion release all or some of the securities from these lock-up agreements.

We do not intend to pay cash dividends on our Common Stock in the foreseeable future.

We have never declared or paid a cash dividend, and we currently do not anticipate paying any cash dividends in the foreseeable future. See “Dividend Policy.” If we were to decide in the future to pay dividends, our ability to do so would be dependent on the ability of our subsidiaries to make cash available to us, by dividend, debt repayment or otherwise. The ability of our subsidiaries to make cash available to us is limited by restrictions in our ABL Loan Facility, the indenture governing our Existing Senior Notes and the indenture that will govern the new Senior Notes.

Our leverage may harm our financial condition and results of operations.

Our total consolidated long-term debt as of December 31, 2009 was approximately $384.3 million. As of December 31, 2009, on a pro forma basis to give effect to this offering, the Concurrent Offerings, the Tender Offers, the entry into our ABL Loan Facility and the retirement of our prior senior secured credit facility and the issuance of Common Stock in January 2010 in private exchanges for Existing Convertible Notes, we would have had total consolidated long-term debt of approximately $305.0 million.

Our level of indebtedness could have important consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under our debt;

•

resulting in an event of default if we fail to comply with the financial and other covenants contained in our debt agreements, which could result in all of our debt becoming immediately due and payable;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our debt with variable interest rates, including borrowings under our ABL Loan Facility;

•

reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

If we or our subsidiaries incur additional debt, the related risks that we and they now face could intensify.

Our ability to pay principal and interest on and to refinance our debt depends upon the operating performance of our subsidiaries, which will be affected by, among other things, general economic, financial, competitive, legislative, regulatory and other factors, many of which are beyond our control. In particular, economic conditions could cause the price of coal to fall and our revenue to decline and hamper our ability to repay our debt.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our ABL Loan Facility or otherwise in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt on commercially reasonable terms, on terms acceptable to us or at all.

Future sales of our Common Stock by our major stockholders may depress our share price and influence our management policies.

WLR and Fairfax, which respectively own approximately 14% and 26% of our Common Stock as of December 31, 2009, may seek alternatives for the disposition of shares of our Common Stock. We have previously granted to WLR and to Fairfax “demand” and “piggyback” registration rights relating to their shares of our Common Stock. Sales of substantial amounts of our Common Stock in the public market, or the perception that these sales may occur, could cause the market price of our Common Stock to decline. In addition, if either WLR or Fairfax were to sell its entire holdings to one person, that person could have significant influence over our management policies.

The covenants in our ABL Loan Facility and the indentures governing our debt instruments impose restrictions that limit our operating and financial flexibility.

The ABL Loan Facility includes negative covenants that, subject to exceptions, limit our ability and the ability of our subsidiaries to, among other things:

•	make, create, incur, assume or suffer to exist liens, other than specified permitted liens;

•	engage in mergers, acquisitions, consolidations, sale-leasebacks and asset sales;

•	make investments and loans;

•	create, incur, assume or permit to exist additional indebtedness or guarantees;

•	pay dividends, make payments or redeem or repurchase capital stock;

•	engage in certain transactions with affiliates;

•	prepay, redeem or purchase certain indebtedness including the Convertible Notes and Senior Notes offered in the Concurrent Offerings;

•	amend or otherwise alter terms of certain indebtedness, including the Convertible Notes and Senior Notes offered in the Concurrent Offerings;

•	make capital expenditures in excess of a specified limitations; and

•	alter the business that our subsidiaries conduct.

In addition, the ABL Loan Facility contains a covenant that, in the event availability under the ABL Loan Facility falls below a specified amount, we will be required to maintain a minimum ratio of EBITDA to fixed charges.

The indenture that will govern the Senior Notes (and the indenture governing the Existing Senior Notes, provided that the consent solicitation for the Existing Senior Notes is not successful) will contain a number of significant restrictions and covenants that may limit our ability and our subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	subordinate indebtedness to other indebtedness unless such subordinated indebtedness is also subordinated to the Existing Convertible Notes and Senior Notes;

•	pay dividends or make other distributions or repurchase or redeem our stock or subordinated indebtedness;

•	make investments;

•	sell assets and issue capital stock of restricted subsidiaries;

•	incur liens;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	enter into sale and leaseback transactions;

•	enter into transactions with affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

Operating results below current levels or other adverse factors, including a significant increase in interest rates, could result in us being unable to comply with certain debt covenants. If we violate these covenants and are unable to obtain waivers, our debt under these agreements would be in default and could be accelerated and could permit the lenders to foreclose on our assets securing the debt thereunder. If the indebtedness is accelerated, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to us. If our debt is in default for any reason, our cash flows, results of operations or financial condition could be materially and adversely affected. In addition, complying with these covenants may also cause us to take actions that are not favorable to holders of our Common Stock and may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our annual debt service obligations to increase significantly.

Borrowings under our ABL Loan Facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. An increase in debt service obligations under our variable rate indebtedness could affect our ability to make payments required under the terms of our debt obligations.

Our ability to realize our deferred tax assets may be reduced if our estimates of future taxable income and tax planning strategies do not support the carrying amount, and the value of net operating loss carryforwards may be reduced if sales of our securities result in an “ownership change” as defined for U.S. federal income tax purposes.

As of December 31, 2009, we had deferred tax assets, net of valuation allowances, of $211.4 million. These and future deferred tax assets may be reduced if our estimates of future taxable income from our operations and tax planning strategies do not support the amount of the deferred tax assets.

It is possible that this offering may cause a reduction in the value of our net operating loss, or NOL, carryforwards realizable for income tax purposes. Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, imposes restrictions on the use of a corporation’s NOLs, as well as certain recognized built-in losses and other carryforwards, after an “ownership change” occurs. A Section 382 “ownership change” occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Even if this offering and the issuance of any Common Stock in connection with any conversion of the Convertible Notes and Existing Convertible Notes do not cause an “ownership change,” other future issuances or sales of our stock (including certain transactions involving our stock that are outside of our control) could also result in an “ownership change” under Section 382. If an “ownership change” occurs, Section 382 would impose an annual limit on the amount of pre-change NOLs and other losses we can use to reduce our taxable income generally equal to the product of the total value of our outstanding equity immediately prior to the “ownership change” (subject to certain adjustments) and the applicable federal long-term tax-exempt interest rate for the month of the “ownership change.” The applicable rate for “ownership changes” occurring in the month of March 2010 is 4.03%.

Because U.S. federal NOLs generally may be carried forward for up to 20 years, the annual limitation may effectively provide a cap on the cumulative amount of pre-“ownership change” losses, including certain recognized built-in losses, that may be utilized. Such pre-“ownership change” losses in excess of the cap may be lost. In addition, if an “ownership change” were to occur, it is possible that the limitations imposed on our ability to use pre-“ownership change” losses and certain recognized built-in losses could cause a net increase in our U.S. federal income tax liability and U.S. federal income taxes to be paid earlier than otherwise would be paid if such limitations were not in effect. Further, if the amount or value of these deferred tax assets is reduced, such reduction would have a negative impact on the book value of our Common Stock.

USE OF PROCEEDS

We expect that the net proceeds of this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $             million (or $             million if the underwriters exercise their over-allotment option in full). In addition, we expect that the aggregate net proceeds from the concurrent offering of our Convertible Notes, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $             million (or $             million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds of this offering, together with any net proceeds from the concurrent offering of our Convertible Notes and with cash on hand, if necessary, to finance a cash tender offer to repurchase up to $139.5 million aggregate principal amount of our outstanding Existing Convertible Notes and to use any excess for general corporate purposes, which could include working capital, capital expenditures, acquisitions, refinancing of other debt or other capital transactions. Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the net proceeds in our money market account.

PRICE RANGE OF COMMON STOCK

Our Common Stock is listed on the New York Stock Exchange under the symbol “ICO.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our Common Stock as reported on the New York Stock Exchange.

	High	Low
Year Ended December 31, 2008:
First Quarter	7.17	4.75
Second Quarter	13.90	6.00
Third Quarter	13.37	5.52
Fourth Quarter	6.19	1.50
Year Ended December 31, 2009:
First Quarter	3.24	1.09
Second Quarter	3.70	1.54
Third Quarter	4.59	2.24
Fourth Quarter	5.35	3.47
Year Ending December 31, 2010:
First Quarter (through March 5, 2010)	4.89	3.36

There were approximately 249 stockholders of record of our Common Stock as of January 20, 2010. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DIVIDEND POLICY

We have never declared or paid a dividend on our Common Stock. We may retain any future earnings to support the development and expansion of our business or make additional payments under our ABL Loan Facility and, as a result, we may not pay cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Our ABL Loan Facility and the indentures that govern the Existing Senior Notes and the Senior Notes limit us from paying cash dividends or other payments or distributions with respect to our capital stock in excess of certain amounts. In addition, the terms of any future credit agreement or indenture may contain similar restrictions on our ability to pay dividends or make payments or distributions with respect to our capital stock.

CAPITALIZATION

The following table sets forth our cash position and capitalization as of December 31, 2009:

•	on an actual basis;

•

on an adjusted basis to give effect to (i) the issuance of 21,200,000 shares of our Common Stock in this offering at an assumed public offering price of $4.73 per share (the closing price of our Common Stock on March 5, 2010) (assuming no exercise of the over-allotment option) and the use of the net proceeds therefrom, together with cash on hand, to repurchase approximately $82.6 million principal amount of our Existing Convertible Notes, (ii) the entry into our ABL Loan Facility and the retirement of our prior senior secured credit facility, and (iii) the issuance of 6,198,668 shares of Common Stock in January 2010 in private exchanges for $22.0 million principal amount of Existing Convertible Notes; and

•

on a further adjusted basis to give effect to (i) the issuance of $75.0 million aggregate principal amount of our new Convertible Notes in the concurrent Convertible Notes offering (assuming no exercise of the over-allotment option) and the use of the net proceeds therefrom to repurchase the remainder of our Existing Convertible Notes and (ii) the issuance of $200.0 million aggregate principal amount of our new Senior Notes in the concurrent Senior Notes offering and the use of the net proceeds therefrom to repurchase $175.0 million aggregate principal amount of our Existing Senior Notes.

Neither of the Concurrent Offerings is contingent upon the completion of this offering or the other Concurrent Offering, and this offering is not contingent upon the completion of either of the Concurrent Offerings. We cannot assure you that we will complete the Concurrent Offerings or the Tender Offers.

The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and incorporated by reference into this prospectus supplement.

	December 31, 2009
	Actual	As Adjusted	As Further Adjusted(8)
	(in thousands, except share data)

Cash and cash equivalents	$92,641	$77,480	$67,719

Long-term debt and capital leases:
Prior senior secured credit facility	—	—	—
ABL Loan Facility(1)	—	—	—
9.00% Convertible Senior Notes due 2012, net of debt discount of $9,480 actual and $3,341 as adjusted(2)	152,022	53,517	—
10.25% Senior Notes due 2014	175,000	175,000	—
% Convertible Senior Notes due 2017, net of debt discount of $24,274(3)	—	—	50,726
% Senior Secured Second-Priority Notes due 2018, net of debt discount of $3,000(4)	—	—	197,000
Equipment Notes	54,417	54,417	54,417
Capital Leases and other	2,870	2,870	2,870

Total long-term debt and capital leases	$384,309	$285,804	$305,013

	December 31, 2009
	Actual	As Adjusted	As Further Adjusted(8)
	(in thousands, except share data)

Stockholders’ equity:
Preferred stock, par value $0.01 per share, 200,000,000 shares authorized, none issued	$—	$—	$—
Common stock, par value $0.01 per share; 2,000,000,000 shares authorized, 172,820,047 and 172,812,726 shares issued and outstanding, respectively (actual); 200,218,715 and 200,211,394 shares issued and outstanding, respectively (as adjusted and as further adjusted)(5)	1,728	2,001	2,001
Treasury stock	(14)	(14)	(14)
Additional paid-in-capital(6)	732,124	831,590	831,783
Accumulated other comprehensive income (loss)	1,048	1,048	1,048
Retained deficit	(125,713)	(132,326)	(143,255)

Total stockholders’ equity(7)	$609,173	$702,299	$691,563

Total long-term debt, capital leases and stockholders’ equity(7)	$993,482	$988,103	$996,576

(1)	The ABL Loan Facility is a $125.0 million facility (which, subject to certain conditions, at any time prior to maturity, may be increased to a maximum of $200.0 million), subject to a borrowing base limitation, with a four-year maturity. We have $73.6 million of letters of credit outstanding under our ABL Loan Facility.
(2)	Effective January 1, 2009, we adopted ASC Subtopic 470-20, Debt with Conversion and Other Options (ASC 470-20). Under ASC 470-20, our $161.5 million principal amount of Existing Convertible Notes outstanding as of December 31, 2009 are presented net of debt discount of $9.5 million, reducing the carrying amount to $152.0 million and our as adjusted $56.8 million principal amount of Existing Convertible Notes are presented net of debt discount of $3.3 million, reducing the carrying amount to $53.5 million in the table above.
(3)	Under ASC 470-20, we would have recorded debt discount of $24.3 million related to the Convertible Notes balance of $75.0 million as of December 31, 2009, reducing the carrying amount to $50.7 million in the table above.
(4)	Assumes the issuance of the Senior Notes at 98.5%.
(5)	Does not include as of December 31, 2009: (i) 5,034,610 shares of Common Stock issuable upon the exercise of stock options outstanding with a weighted-average exercise price of $5.00; (ii) 1,148,479 shares of nonvested restricted stock; (iii) 230,265 restricted share units issued to directors to be converted to Common Stock upon separation of service; and (iv) shares of Common Stock that may be issued upon conversion of the Convertible Notes and Existing Convertible Notes.
(6)	“As Adjusted” column reflects increases of $94.8 million and $25.7 million related to the issuances of Common Stock offered hereby and in the private exchanges for our Existing Convertible Notes in January 2010, respectively, as well as a decrease of $21.0 million related to the repurchase of approximately $82.6 million of our Existing Convertible Notes. “As Further Adjusted” column reflects an additional increase of $14.6 million related to the issuance of the new Convertible Notes in the concurrent Convertible Notes offering and a decrease of $14.4 million related to the repurchase of the remaining Existing Convertible Notes.
(7)	Does not include noncontrolling interest.
(8)	Assumes that all of the Existing Convertible Notes are tendered and purchased in the relevant Tender Offer at an aggregate purchase price of approximately $168.8 million, representing 121% of the aggregate principal amount thereof. Assumes that all of the Existing Senior Notes are tendered and purchased in the relevant Tender Offer at an aggregate purchase price of approximately $187.7 million, representing 107.25% of the aggregate principal amount thereof. The Senior Notes may be issued at a discount.

CONCURRENT OFFERINGS

The following description is a summary of the material provisions of the Convertible Notes and Senior Notes we are offering in the Concurrent Offerings and the indentures that govern the Convertible Notes and Senior Notes. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indentures, including the definitions of the terms used in each indenture.

The Concurrent Offerings consist of:

•

$75.0 million aggregate principal amount of our Convertible Notes (or a total of $86.25 million aggregate principal amount of notes if the underwriters exercise their over-allotment option in full); and

•	$200.0 million aggregate principal amount of our Senior Notes.

The Convertible Notes and the Senior Notes are each being offered by means of a separate prospectus supplement, and not by means of this prospectus supplement. Neither of the Concurrent Offerings is contingent upon the completion of this offering or the other Concurrent Offering, and this offering is not contingent upon the completion of either of the Concurrent Offerings. We cannot assure you that we will complete the Concurrent Offerings.

The Convertible Notes will be our senior unsecured obligations and pay interest semi-annually at a rate of     % per annum. Our obligations under the Convertible Notes will be guaranteed by each of our domestic subsidiaries that (1) would be a “significant subsidiary,” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act of 1933, as amended (except that all references to “10 percent” in such definition shall be replaced with “5 percent”) or (2) guarantee indebtedness under the ABL Loan Facility. The Convertible Notes will be convertible in certain circumstances into cash and/or shares of our Common Stock, based on an initial conversion rate of              shares of Common Stock per $1,000 principal amount (representing an initial conversion price of approximately $            per share of Common Stock), subject to adjustment upon the occurrence of certain events. Upon conversion, holders will receive cash, shares of Common Stock, or a combination thereof, at our option. The Convertible Notes will not be redeemable at our option prior to maturity. Upon a fundamental change (as described in the prospectus supplement relating to the Convertible Notes), holders may require us to repurchase their notes for cash at a purchase price equal to the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.

The Senior Notes will be our senior secured obligations. We will pay interest on the Senior Notes semi-annually at a rate of     % per annum. The obligations under the Senior Notes will be fully and unconditionally guaranteed, jointly and severally, on a general, secured basis, by all of our existing and future restricted subsidiaries, subject to certain exceptions. The Senior Notes and the guarantees will be secured by a second-priority lien on, and security interest in, substantially all of our and the guarantors’ assets that secure our ABL Loan Facility. The indenture that will govern the Senior Notes will restrict our ability to, among other things, incur additional debt; pay dividends on, redeem or repurchase capital stock; allow our subsidiaries to issue new stock to any person other than us or any of our other wholly-owned subsidiaries; make investments; make acquisitions; incur, or permit to exist, liens; enter into transactions with affiliates; guarantee the debt of other entities, including joint ventures; merge or consolidate or otherwise combine with another company; and transfer or sell a material amount of our assets outside the ordinary course of business. These covenants could adversely affect our ability to finance our future operations or capital needs or to execute preferred business strategies.

For a description of our outstanding Existing Senior Notes and our Existing Convertible Notes, please see note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 and incorporated by reference in this prospectus supplement.

CONCURRENT TENDER OFFERS AND CONSENT SOLICITATION

Concurrently with this offering, we commenced an offer to purchase our Existing Convertible Notes and an offer to purchase and consent solicitation related to our Existing Senior Notes. Subject to the terms and conditions set forth in each offer to purchase, we have offered to purchase any and all of the $139.5 million aggregate principal amount outstanding of our Existing Convertible Notes and any and all of the $175.0 million aggregate principal amount outstanding of our Existing Senior Notes. The consummation of our offer to purchase our Existing Convertible Notes is conditioned upon the satisfaction, or waiver by us, of certain conditions, including the receipt of gross proceeds, exclusive of discounts, of at least $100.0 million from this offering and gross proceeds, exclusive of discounts, of at least $75.0 million from the concurrent Convertible Notes offering. The consummation of our offer to purchase our Existing Senior Notes is conditioned upon the satisfaction, or waiver by us, of certain conditions, including the receipt of gross proceeds, exclusive of discounts, of at least $200.0 million from the concurrent Senior Notes offering and the consent of the holders of a majority in outstanding aggregate principal amount of the Existing Senior Notes to amendments to the indenture governing the Existing Senior Notes that would eliminate substantially all of the restrictive covenants and eliminate or modify certain events of default contained in such indenture.

ABL LOAN FACILITY

We summarize below the principal terms of the agreements that govern the ABL Loan Facility. This summary is not a complete description of all the terms of the ABL Loan Facility.

General. On February 22, 2010, we entered into the ABL Loan Facility with General Electric Capital Corporation, as administrative agent, General Electric Capital Corporation and UBS AG, Stamford Branch, as collateral agents, PNC Bank, National Association, as documentation agent, and the other parties thereto, which refinanced our prior senior secured credit facility. The ABL Loan Facility is a $125.0 million senior secured facility with a four year term available for loans and the issuance of letters of credit. Subject to certain conditions, at any time prior to maturity, we will be able to elect to increase the size of the ABL Loan Facility up to a maximum of $200.0 million. All borrowings under the ABL Loan Facility are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties. Availability under the ABL Loan Facility is calculated using a borrowing base test.

Borrowing base. The borrowing base at any time is equal the sum (subject to certain reserves and other adjustments) of:

•	up to 85% of eligible accounts; plus up to an additional 5% of eligible accounts, or the Additional Accounts Availability; plus

•

up to 65% of eligible inventory; plus up to an additional 5% of eligible inventory, or the Additional Inventory Availability; in each case, valued at the lower of cost on a first in, first out basis and fair market value; plus

•	up to the lesser of (a) 20% of the ABL Loan Facility and (b) 60% of the net orderly liquidation value of surface mining equipment;

provided, however, that the maximum aggregate amount of Additional Accounts Availability plus Additional Inventory Availability shall be capped at $5.0 million.

Interest rate and fees. Borrowings under the ABL Loan Facility bear interest, at a rate per annum equal to, at our option, either a “Base Rate” or a “LIBOR rate,” in each case plus applicable margin.

The applicable margins, on a per annum basis, for each type of loan is the rate set forth below based on the aggregate amount of loans and face amounts of letters of credit outstanding, as applicable, from time to time:

Outstanding Amount	Base Rate Loans	LIBOR Loans	L/C Fee
Greater than $100,000,000	525 basis points	425 basis points	400 basis points

Between $50,000,000 and $100,000,000	500 basis points	400 basis points	375 basis points

Less than $50,000,000	475 basis points	375 basis points	350 basis points

Mandatory repayments. If at any time there occurs an overadvance, an asset disposition or, we incur indebtedness other than certain permitted indebtedness, we issue debt securities other than issuances permitted under the ABL Loan Facility or if the outstanding loans at any time exceed the maximum loan balance, we will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to the amount of such proceeds or such excess, as the case may be, with no reduction of the commitment amount. All mandatory prepayments will be accompanied by (a) accrued interest on the amount prepaid to the date of prepayment and (b) in the case of a borrowing bearing interest at LIBOR, breakage charges, if any.

Voluntary repayments. We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary “breakage” costs with respect to LIBOR loans.

Amortization and final maturity. There is no scheduled amortization under the ABL Loan Facility. All outstanding loans under the facility are due and payable in full on February 22, 2014, or, if more than $20.0 million of the Existing Convertible Notes or the Existing Senior Notes remaining outstanding on the date that is six months prior to their maturity, then all outstanding loans under our ABL Loan Facility will be due on such date.

Guarantees and security. The ABL Loan Facility is guaranteed jointly and severally by all of our current and future wholly-owned subsidiaries and is secured by a first-priority security interest on substantially all of our and each guarantor’s existing and after-acquired real and personal property (subject to certain materiality thresholds), including all outstanding equity interests of our wholly-owned subsidiaries.

Restrictive covenants and other matters. The ABL Loan Facility requires that (a) in the event that the sum of unused revolving credit borrowing availability plus unrestricted cash on hand drops below $40.0 million for a period of five consecutive business days during any fiscal month, we will additionally be subject to a minimum fixed charge coverage test of 1.15x and (b) subject to certain adjustments and allowances permitted under the ABL Loan Facility, our capital expenditures shall not exceed the following amounts: $100.0 million in 2010, $165.0 million in 2011, $200.0 million in 2012, $275.0 million in 2013, and $170.0 million in 2014.

In addition, the ABL Loan Facility includes negative covenants that, subject to exceptions, limit our ability and the ability of our subsidiaries to, among other things:

•	make, create, incur, assume or suffer to exist liens, other than specified permitted liens;

•	engage in mergers, acquisitions, consolidations, sale-leasebacks and asset sales;

•	make investments and loans;

•	create, incur, assume or permit to exist additional indebtedness or guarantees;

•	pay dividends, make payments or redeem or repurchase capital stock;

•	engage in certain transactions with affiliates;

•	prepay, redeem or purchase certain indebtedness including the Convertible Notes and Senior Notes offered in the Concurrent Offerings;

•	amend or otherwise alter terms of certain indebtedness, including the Convertible Notes and Senior Notes offered in the Concurrent Offerings;

•	make capital expenditures in excess of a specified limitation; and

•	alter the business that our subsidiaries conduct.

The ABL Loan Facility contains certain customary representations and warranties, affirmative covenants and events of default, including among other things payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the ABL Loan Facility to be in full force and effect, and change of control. If such an event of default occurs, the lenders under the ABL Loan Facility would be entitled to take various actions, including accelerating amounts due under the ABL Loan Facility, and all actions permitted to be taken by a secured creditor.

We have approximately $73.6 million of letters of credit outstanding under our $125.0 million ABL Loan Facility. Because our borrowing capacity under the ABL Loan Facility depends, in part, on inventory, accounts receivable and other assets that fluctuate from time to time, our borrowing capacity may similarly increase or decrease from time to time relative to the borrowing capacity on the closing date. Under the terms of the ABL Loan Facility, we are subject to financial condition maintenance tests only if our liquidity under the ABL Loan Facility does not meet certain thresholds.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary discusses certain material U.S. federal income tax consequences for non-U.S. holders relating to the purchase, ownership and disposition of shares of our Common Stock. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, judicial opinions, published positions of the U.S. Internal Revenue Service, or the IRS, and other applicable authorities. Those authorities are subject to change, possibly with retroactive effect, and such changes may result in U.S. federal income tax consequences different from those discussed below.

As used in this discussion, the term “non-U.S. holder” means a beneficial owner of shares of our Common Stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, a U.S. state, or any political subdivision of the United States;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or,

•

a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

In any calendar year, an individual may be treated as a resident of the United States for U.S. federal income tax purposes by, among other ways, either being present in the United States for at least 183 days during the current calendar year or being present in the United States for at least 31 days in that calendar year and, on an adjusted basis, being present for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of the adjusted 183-day calculation, all of the days on which such individual was present in the current year, one-third of the days in the immediately preceding year, and one-sixth of the days in the second preceding year are counted.

This summary is applicable only to non-U.S. holders who hold shares of our Common Stock as capital assets (generally, as an investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. federal estate and gift, U.S. federal alternative minimum, state, local, or non-U.S. taxes. This discussion may not apply, in whole or in part, to particular non-U.S. holders who are subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers or dealers in securities, “controlled foreign corporations,” “passive foreign investment companies,” non-U.S. holders that own interests in partnerships or entities treated as partnerships under U.S. federal income tax laws or such entities, non-U.S. holders that hold our common shares as part of a straddle, hedge, conversion transaction or other integrated investment, and certain U.S. expatriates).

If a partnership (or other entity treated as a partnership) holds shares of our Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the status and activities of the partnership. Prospective investors that are partnerships (or entities treated as partnerships for U.S. federal income tax purposes) should consult their own tax advisers regarding the U.S. federal income tax consequences to them and their partners of holding shares of our Common Stock.

THIS DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE VIEWED AS TAX ADVICE. IF YOU ARE CONSIDERING THE PURCHASE OF SHARES OF OUR COMMON STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY

OTHER TAXING JURISDICTION, THE EFFECT OF ANY CHANGES IN APPLICABLE TAX LAW, AND YOUR ENTITLEMENT TO BENEFITS UNDER AN APPLICABLE INCOME TAX TREATY.

Distributions on Shares of Our Common Stock

We do not expect to make any cash distributions on shares of our Common Stock in the foreseeable future; however, in the event that we do make such cash distributions, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent they are paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any amount paid in excess of such earnings and profits generally will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in the shares of our Common Stock, and thereafter will be treated as capital gain. Distributions treated as dividends on shares held by a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate, if established by an applicable income tax treaty and if the non-U.S. holder has provided the documentation required to claim benefits under such treaty. Generally, to claim the benefits of an income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN or, if the shares of our Common Stock are held through certain financial intermediaries, to satisfy other certification requirements. Special certification and other requirements also apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder that is eligible for a reduced rate of withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

If, however, a dividend is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (and, if required by the applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the dividend will not be subject to U.S. withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. Dividends received by a foreign corporation that are effectively connected with its conduct of trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty).

Sale, Exchange or Other Disposition of Shares of Our Common Stock

A non-U.S. holder will recognize gain or loss on the sale, exchange, redemption or other taxable disposition of shares of our Common Stock. Nevertheless, subject to the discussion below concerning backup withholding, assuming shares of our Common Stock are “regularly traded on an established securities market,” gain realized by a non-U.S. holder will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

the non-U.S. holder owns more than 5% of the shares of our Common Stock at any time during the five-year period ending on the date of the sale, exchange, redemption or other taxable disposition or, if shorter, the non-U.S. holder’s holding period for shares of our Common Stock, as discussed below under the heading “—United States Real Property Holding Corporation.”

Gain realized by a non-U.S. holder that is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States generally will be subject to U.S. federal income tax on a net income basis at the graduated rates generally applicable to United States persons. In addition, if such non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty).

United States Real Property Holding Corporation

We believe that we currently are, and expect to be for the foreseeable future, a United States real property holding corporation. Generally, a corporation is a United States real property holding corporation if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. However, so long as shares of our Common Stock are regularly traded on an established securities market, a non-U.S. holder will not recognize taxable gain on a sale or other taxable disposition of shares of our Common Stock unless the non-U.S. holder actually or constructively owns more than 5% of our Common Stock at any time during the five-year period ending on the date of such sale or other taxable disposition or, if shorter, the non-U.S. holder’s holding period for such stock. If shares of our Common Stock were not considered to be “regularly traded on an established securities market,” each non-U.S. holder would be subject to U.S. federal income tax on any gain recognized on the sale or other taxable disposition of all or a portion of its stock and would be required to file a U.S. federal income tax return.

If any gain is taxable because we are or were a United States real property holding corporation, the buyer of the shares of our Common Stock may, under certain circumstances, be required to withhold an amount equal to 10% of the amount realized on the sale or other taxable disposition. If a non-U.S. holder is subject to withholding under such circumstances, the non-U.S. holder should consult its tax advisor as to whether such non-U.S. holder can obtain a refund or credit for all or a portion of the withheld amounts.

Information Reporting and Backup Withholding

Generally, we or an intermediary must report annually to any non-U.S. holder and the IRS the amount of any dividends paid to such holder, the holder’s name and address, and the amount, if any, of tax withheld. Copies of the information returns reporting those dividends and amounts withheld also may be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of any applicable income tax treaty or exchange of information agreement.

In addition to information reporting requirements, dividends paid to a non-U.S. holder may be subject to U.S. backup withholding. A non-U.S. holder generally will be exempt from this backup withholding, however, if such holder properly provides an IRS Form W-8BEN certifying that such holder is a non-United States person or otherwise establishes an exemption, and we or the applicable intermediary has no knowledge or have reason to know that the holder is a United States person.

The gross proceeds from the disposition of shares of our Common Stock may be subject to information reporting and backup withholding. If a non-U.S. holder sells shares of our Common Stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to such holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, generally will apply to a payment of sales proceeds, even if that payment is made outside the United States, if the non-U.S. holder sells shares of our Common Stock through a non-U.S. office of a broker that:

•	is a United States person;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal tax purposes; or

•

is a foreign entity treated as a partnership under U.S. federal income tax laws, if at any time during its tax year one or more of its owners are United States persons who in the aggregate hold more than 50% of the income or capital interests in such entity, or the foreign entity is engaged in a trade or business within the United States, unless the broker has documentary evidence in its files that the holder is not a United States person and certain other conditions are met, or the holder otherwise establishes an exemption.

If a non-U.S. holder receives payments of the proceeds of a sale of shares of our Common Stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless such holder properly provides an IRS Form W-8BEN certifying that such holder is not a United States person or otherwise establishes an exemption, and we or the applicable intermediary has no knowledge or have reason to know that such holder is a United States person.

U.S. backup withholding is not an additional tax. A non-U.S. holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed such holder’s U.S. federal income tax liability by timely filing a properly completed claim for refund with the IRS.

Recent Legislative Developments Potentially Impacting the Taxation of Non-U.S. Holders

Congress is currently considering legislation that, if enacted, would materially change the requirements necessary to obtain a reduction in or other adjustment to U.S. federal withholding tax, particularly for instruments, such as shares of our Common Stock, held through a foreign financial institution or other foreign intermediary. At this time, it is impossible to predict whether this legislation will be enacted, and, if enacted, its form. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in shares of our Common Stock.

UNDERWRITING

We are offering the shares of our Common Stock described in this prospectus supplement through the underwriters named below. UBS Securities LLC and Morgan Stanley & Co. Incorporated are the representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of Common Stock listed next to its name in the following table:

Underwriters	Number of shares
UBS Securities LLC
Morgan Stanley & Co. Incorporated

Total	21,200,000

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Our Common Stock is offered subject to a number of conditions, including:

•	receipt and acceptance of our Common Stock by the underwriters, and

•	the underwriters’ right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus electronically.

Over-allotment option

We have granted the underwriters an option to buy up to 3,180,000 additional shares of our Common Stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

Commissions and discounts

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $             per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 3,180,000 shares:

	No exercise	Full exercise
Per share	$	$
Total	$	$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $            .

No sales of similar securities

We, our executive officers and directors, WLR and Fairfax have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC and Morgan Stanley & Co. Incorporated, subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our Common Stock or securities convertible into or exercisable or exchangeable for our Common Stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, UBS Securities LLC and Morgan Stanley & Co. Incorporated may in their sole discretion release all or some of the securities from these lock-up agreements.

Indemnification and contribution

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, we will contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.

New York Stock Exchange listing

Our Common Stock is listed on the New York Stock Exchange under the symbol “ICO.”

Price stabilization, short positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our Common Stock, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids; and

•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our Common Stock while this offering is in progress. These transactions may also include making short sales of our Common Stock, which involve the sale by the underwriters of a greater number of shares of Common Stock than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Common Stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Affiliations

The underwriters and their affiliates have provided and may provide certain commercial banking, financial advisory and investment banking services for us for which they receive fees. The underwriters are also underwriters in the concurrent Convertible Notes and Senior Notes offerings. UBS Securities LLC and Morgan Stanley & Co. Incorporated are acting as dealer managers for the tender offer for the Existing Convertible Notes and dealers managers and solicitation agents for the tender offer and consent solicitation for the Existing Senior Notes. UBS Securities LLC and Morgan Stanley & Co. Incorporated (or affiliates of each of the foregoing) are among the joint lead arrangers and joint bookrunners under the ABL Loan Facility, and UBS Securities LLC and Morgan Stanley & Co. Incorporated or their affiliates are agents and lenders under our ABL Loan Facility.

The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

NOTICE TO INVESTORS

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from, and including, the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer to the public of our securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that, with effect from, and including, the Relevant Implementation Date, an offer to the public in that Relevant Member State of our securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets, or, if not so authorized or regulated, whose corporate purpose is solely to invest in our securities;

(b)	to any legal entity which has two or more of: (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43.0 million and (3) an annual net turnover of more than €50.0 million, as shown in its last annual or consolidated accounts; or

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive provided that no such offer of our securities shall result in a requirement for the publication by us or any underwriter or agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

As used above, the expression “offered to the public” in relation to any of our securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our securities to be offered so as to enable an investor to decide to purchase or subscribe for our securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the “Order”; or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to Prospective Investors in Switzerland

The prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations, or CO, and the securities will not be listed on the SIX Swiss Exchange. Therefore, the Prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the securities may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the securities with a view to distribution.

Notice to Prospective Investors in Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Hong Kong

Our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in the Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore and in Singapore, the offer and sale of our securities is made pursuant to exemptions provided in sections 274 and 275 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions (if any) set forth in the SFA. Moreover, this document is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Prospective investors in Singapore should consider carefully whether an investment in our securities is suitable for them.

Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	by a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	for a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except:

(1)	to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

(2)	where no consideration is given for the transfer; or

(3)	where the transfer is by operation of law.

In addition, investors in Singapore should note that the securities acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their securities.

LEGAL MATTERS

The validity of the Common Stock being issued in this offering is being passed upon for us by Jones Day, New York, New York, counsel to the Company. The underwriters have been represented by Davis Polk  & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and related financial statement schedules incorporated in this prospectus supplement by reference from International Coal Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of International Coal Group, Inc.’s internal control over financial reporting as of December 31, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” into this prospectus supplement (as well as the related registration statement) the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement as a legal matter. Information that we file later with the SEC will automatically update information in this prospectus supplement. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on January 29, 2010;

•

our Proxy Statement on Schedule 14A filed with the SEC on April 15, 2009, but only to the extent that such Proxy Statement was incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended, filed with the SEC on December 18, 2009; and

•	our Current Reports on Form 8-K filed with the SEC on January 12, 2010 (as amended on January 13, 2010) and February 23, 2010 (as amended on March 8, 2010).

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the later of (1) the completion of the offering of the securities described in this prospectus supplement and (2) if applicable, the date any underwriters stop offering securities pursuant to this prospectus supplement will also be incorporated by reference in this prospectus supplement from the date of filing of such documents. Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

This information is also available on the investor relations page of our web site at http://www.intlcoal.com. Information included in or available through our website does not constitute a part of this prospectus supplement or the accompanying prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning ICG at the following address:

International Coal Group, Inc.

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

Attention: Secretary

(304) 760-2400

You should rely only on the information provided in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein and therein. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any documents incorporated by reference herein and therein is accurate as of any date other than the date on the front of the applicable document.

PROSPECTUS

$600,000,000

INTERNATIONAL COAL GROUP, INC.

COMMON STOCK

DEBT SECURITIES

GUARANTEES OF DEBT SECURITIES

Pursuant to this prospectus, we may offer to the public from time to time in one or more series or issuances:

•	shares of our common stock, par value $0.01 per share, including shares of common stock issuable upon conversion or exchange of convertible debt securities; and

•	debt securities (which may be guaranteed).

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the symbol “ICO.”

Investing in our securities involves certain risks. See the information included and incorporated by reference in this prospectus and the accompanying prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase these securities, including the information under “Risk Factors” in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

The date of this prospectus is March 8, 2010

You should rely only on the information contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission, or SEC, and any information about the terms of securities offered conveyed to you by us, our underwriters or our agents. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $600.0 million. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of the applicable securities. For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement, if any, is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context otherwise requires, “ICG,” “the Company,” “we,” “us,” “our” and similar names refer to International Coal Group, Inc. Unless otherwise stated, currency amounts in this prospectus are stated in United States dollars.

INCORPORATION BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement filed by us under the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.” The registration statement also includes additional information not contained in this prospectus.

The SEC allows us to “incorporate by reference” into this prospectus and any prospectus supplement (as well as the related registration statement) the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus as a legal matter. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on January 29, 2010;

•

Our Proxy Statement on Schedule 14A filed with the SEC on April 15, 2009, but only to the extent that such Proxy Statement was incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended, filed with the SEC on December 18, 2009;

•	Our Current Reports on Form 8-K filed with the SEC on January 12, 2010 (as amended on January 13, 2010) and February 23, 2010 (as amended on March 8, 2010); and

•

Our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act describing our common stock, including any amendments or reports filed for the purpose of updating such description.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) if applicable, the date any underwriters stop offering securities pursuant to this prospectus will also be incorporated by reference in this prospectus from the date of filing of such documents. Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

This information is also available on the investor relations page of our web site at http://www.intlcoal.com. Information included or available through our website does not constitute a part of this prospectus or any prospectus supplement. You may also request a copy of these filings, at no cost, by writing or telephoning ICG at the following address:

International Coal Group, Inc.

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

Attention: Secretary

(304) 760-2400

You should rely only on the information provided in this prospectus and any prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus that are not historical facts are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	market demand for coal, electricity and steel;

•	availability of qualified workers;

•	future economic or capital market conditions;

•	weather conditions or catastrophic weather-related damage;

•	our production capabilities;

•	consummation of financing, acquisition or disposition transactions and the effect thereof on our business;

•	a significant number of conversions of our convertible senior notes prior to maturity;

•	our plans and objectives for future operations and expansion or consolidation;

•	our relationships with, and other conditions affecting, our customers;

•	availability and costs of key supplies or commodities such as diesel fuel, steel, explosives and tires;

•	availability and costs of capital equipment;

•	prices of fuels which compete with or impact coal usage, such as oil and natural gas;

•	timing of reductions or increases in customer coal inventories;

•	long-term coal supply arrangements;

•	reductions and/or deferrals of purchases by major customers;

•	risks in or related to coal mining operations, including risks related to third-party suppliers and carriers operating at our mines or complexes;

•	unexpected maintenance and equipment failure;

•	environmental, safety and other laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage;

•	ability to obtain and maintain all necessary governmental permits and authorizations;

•	competition among coal and other energy producers in the United States and internationally;

•	railroad, barge, trucking and other transportation availability, performance and costs;

•	employee benefits costs and labor relations issues;

•	replacement of our reserves;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	availability and costs of credit, surety bonds and letters of credit;

•	title defects or loss of leasehold interests in our properties which could result in unanticipated costs or inability to mine these properties;

•

future legislation and changes in regulations or governmental policies or changes in interpretations or enforcement thereof, including with respect to safety enhancements and environmental initiatives relating to global warming or climate change;

•	impairment of the value of our long-lived and deferred tax assets;

•	our liquidity, including our ability to adhere to financial covenants related to our borrowing arrangements;

•	adequacy and sufficiency of our internal controls; and

•	legal and administrative proceedings, settlements, investigations and claims and the availability of related insurance coverage.

You should keep in mind that any forward-looking statements made by us in this prospectus or elsewhere speak only as of the date on which the statements were made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or anticipated results. In light of these risks and uncertainties, you should keep in mind that any of these forward-looking statements might not occur. When considering these forward-looking statements, you should keep in mind the cautionary statements in this prospectus and in our other SEC filings, including the more detailed discussion of these factors, as well as other factors that could affect our results, contained under “Risk Factors” in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission.

THE COMPANY

Our Company

We are a leading coal mining company in Northern and Central Appalachia producing a broad range of mid- to high-Btu, low- to medium-sulfur, steam and metallurgical coal. We operate 12 mining complexes in West Virginia, Kentucky, Virginia and Maryland; we also operate an additional mining complex in the Illinois Basin producing mid- to high-sulfur steam coal. We market our coal to a diverse customer base of largely investment grade electric utilities, as well as domestic and international industrial customers. The quality of our coal and the availability of multiple transportation options, including rail, truck and barge, throughout the Appalachian region, enable us to participate in both the domestic and international coal markets.

As of December 31, 2009, management estimates that we own or control approximately 325 million tons of metallurgical coal reserves and approximately 765 million tons of steam coal reserves. Management’s estimates were developed considering an initial evaluation, as well as subsequent acquisitions, dispositions, depleted reserves, changes in available geological or mining data and other factors. Of our 1.1 billion tons of total coal reserves, we own 724 million tons and lease 366 million tons from third-party mineral holders. We also own or control approximately 431 million tons of non-reserve coal deposits. We have approximately 2,600 employees; all of our mining complexes are union free.

For the year ended December 31, 2009, we sold 16.8 million tons of coal, of which approximately 16.0 million tons were produced and approximately 0.8 million tons were purchased through brokered coal contracts (coal purchased from third parties for resale). Of the tons sold, 15.8 million tons were steam coal and 1.0 million tons were metallurgical coal. Our steam coal sales volume in 2009 consisted of mid- to high-quality, high Btu (greater than 12,000 Btu/lb.), low- to medium-sulfur (1.5% or less) coal, which typically sells at a premium to lower quality, steam coal. In response to weakened demand for coal in 2009 due to the overall economic environment, we idled significant production capacity. As market conditions improve, we believe we are advantageously positioned to increase our production level relatively quickly to 20 million tons. Our three largest customers for the year ended December 31, 2009 were Progress Energy, Georgia Power and Santee Cooper; we derived approximately 36% of our revenues from sales to our five largest customers. No single customer accounted for more than 10% of our coal sales revenues in 2009.

Our Corporate Information

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 300 Corporate Centre Drive, Scott Depot, West Virginia 25560. Our telephone number is (304) 760-2400. Our website is www.intlcoal.com. Information contained in our website is not incorporated by reference into and does not constitute part of this prospectus.

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplement, we will use the proceeds we receive from the sale of the offered securities for general corporate purposes, which could include working capital, capital expenditures, acquisitions, refinancing of other debt or other capital transactions. Net proceeds may be temporarily invested prior to use. The precise amounts and timing of the application of proceeds will depend upon our funding requirements at the time of issuance and the availability of other funds.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges(1) for the periods presented.

Year Ended December 31,
2009	2008	2007	2006		2005
1.54x	—(2)	—(2)	0.10x	(2)	4.03x

(1)

The ratio of earnings to fixed charges is computed by dividing fixed charges into income before income taxes plus fixed charges and the impact of capitalized interest. Fixed charges consist of interest expense, including amortization of debt issuance costs, and that portion of rental expense considered to be a reasonable approximation of interest.

(2)

The amount of additional earnings needed to obtain a ratio of earnings to fixed charges of 1x was approximately $55.6 million, $238.9 million and $19.3 million for the years ended December 31, 2008, 2007 and 2006, respectively.

DESCRIPTION OF CAPITAL STOCK

General

The following is a description of the material terms of our amended and restated certificate of incorporation and bylaws as each is in effect as of the date of this prospectus. We refer you to our amended and restated certificate of incorporation and bylaws, copies of which have been incorporated by reference into this prospectus.

Common Stock

As of December 31, 2009, our authorized capital stock consisted of 2,000,000,000 shares of common stock, par value $0.01 per share, of which 172,820,047 shares were issued and 172,812,726 were outstanding. Shares of our common stock were held of record by 249 stockholders as of January 20, 2010.

Holders of common stock are entitled to one vote per share on all matters submitted to be voted upon by the stockholders. The holders of our common stock do not have cumulative voting rights in the election of directors.

Subject to any superior rights of any holders of preferred stock or any class or series of stock having a preference over the common stock with respect to payment of dividends, holders of our common stock are entitled to such dividends as may be declared and paid from time to time by our board of directors out of legally available funds. Our current credit facility imposes restrictions on our ability to declare dividends with respect to our common stock. For additional information, see “Dividend Policy” below.

In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and any amounts due to the holders of preferred stock.

The holders of our common stock have no preemptive rights and no rights to convert or exchange their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to, without stockholder approval, issue up to 200,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms, subscription rights and the number of shares constituting any series or the designation of a series.

Our board of directors can issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock, without stockholder approval. No shares of preferred stock are currently outstanding and we have no present plan to issue any shares of preferred stock.

Dividend Policy

We may retain any future earnings to support the development and expansion of our business or make additional payments under our credit facility and, as a result, we may not pay cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Our senior credit facility and indenture governing our outstanding senior notes limit us from paying any cash dividends or other payments or distributions with respect to our capital stock in excess of certain limitations. In addition, the terms of any future credit agreement may contain similar restrictions on our ability to pay dividends or making any distributions or payments with respect to our capital stock.

Registration Rights

We have granted our founding stockholders “demand” and “piggyback” registration rights relating to their shares of common stock pursuant to a registration rights agreement. The former Anker and CoalQuest holders also received “piggyback” registration rights with respect to the shares of our common stock they received in the Anker and CoalQuest acquisitions pursuant to a registration rights agreement entered into at the closing of the Anker and CoalQuest acquisitions. In addition, Fairfax Financial Holdings Limited, or Fairfax, also received “demand” and “piggyback” registration rights relating to their shares of common stock pursuant to a registration rights agreement dated May 16, 2008. These rights are summarized below.

These holders, or their permitted transferees, will be entitled to unlimited “piggyback” registration rights. These rights entitle the holders to notice of a registration prior to the filing of a registration statement and to include, at our expense (except for Fairfax which must bear out-of-pocket registration expenses after the first demand), their shares of common stock in any of our registrations of our common stock (other than registrations we file on Form S-4 or S-8, or any successor forms thereto, or filed solely in connection with an offering made solely to our existing stockholders or employees), including the registration statement of which this prospectus is a part. We and our underwriters can reduce the number of shares of common stock requested to be included by holders of “piggyback” registration rights in view of market conditions.

In addition, WLR, any other founding stockholder or stockholders representing 20% of all registrable securities or their permitted transferees or Fairfax are entitled to “demand” rights to register all or a portion of their registrable securities under the Securities Act if the reasonably anticipated aggregate price to the public of these shares (net of underwriting discounts and commission) would exceed $75 million, except if the value of Fairfax’s remaining shares is less than $75 million, the Company must still register the sale of Fairfax’s remaining shares. We are also obligated to undertake three demand registrations by WLR, two demand registrations by Fairfax, one demand registration by each other individual founding stockholder and two additional demand registrations by a group of the founding stockholders representing 20% of the registrable securities. If at any time we are eligible to register our securities on a Form S-3 under the Securities Act, holders can specify that the requested registration be a “shelf registration” for an offering on a delayed or continuous basis pursuant to Rule 415 of the Securities Act.

If our stockholders with registration rights cause a large number of securities to be registered and sold in the public market, those sales could cause the market price of our common stock to decline. If we initiate a registration and include registrable securities as a result of the exercise of registration rights, the inclusion of registrable securities could adversely affect our ability to raise capital.

Anti-Takeover Effects of Certain Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and bylaws contain several provisions that may make it more difficult to acquire us by means of a tender offer, open market purchase, proxy fight or otherwise.

These provisions in our amended and restated certificate of incorporation and bylaws are designed to encourage persons seeking to acquire control of us to negotiate with our board. We believe that, as a general rule, our interests and the interests of our stockholders would be served best if any change in control results from negotiations with our board based upon careful consideration of the proposed terms, such as the price to be paid to stockholders, the form of consideration to be paid and the anticipated tax effects of the transaction.

These anti-takeover provisions in our amended and restated certificate of incorporation and bylaws could, however, have the effect of discouraging a prospective acquiror from making a tender offer for our shares or otherwise attempting to obtain control of us. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares. Moreover, these provisions could discourage accumulations of large blocks of common stock, thus depriving stockholders of any advantages which large accumulations of stock might provide.

Set forth below is a summary of the relevant provisions of our amended and restated certificate of incorporation and bylaws and certain applicable sections of the General Corporation Law of the State of Delaware. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of our amended and restated certificate of incorporation, our bylaws and sections of the General Corporation Law of the State of Delaware.

Delaware Anti-Takeover Statute

We are governed by Section 203 of the General Corporation Law of the State of Delaware. Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

In general, Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•

an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; and

•	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective twelve months after adoption.

Our amended and restated certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Stockholder Action; Special Meetings

Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation and our bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of our board, our chief executive officer, our president or our secretary at the request of a majority of the number of directors that we would have if there were no vacancies on our board. Stockholders are not permitted to call a special meeting or to require our board to call a special meeting.

Stockholder Proposals

At an annual meeting of stockholders, only business that is properly brought before the meeting will be conducted or considered. To be properly brought before an annual meeting of stockholders, business must be specified in the notice of the meeting (or any supplement to that notice), brought before the meeting by the presiding officer or by or at the direction of the majority of the total number of directors that our board would have if there were no vacancies, or properly requested by a stockholder to be brought before the meeting.

For business to be properly requested by a stockholder to be brought before an annual meeting, the stockholder must:

•	be a stockholder of record at the time of the giving of the notice for the meeting;

•	be entitled to vote at the meeting; and

•	have given timely written notice of the business to our secretary.

To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60, nor more than 90, calendar days prior to the first anniversary date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if there was no annual meeting in the preceding year or the date of the annual meeting is advanced more than 30 calendar days prior to, or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. A stockholder’s notice must set forth, as to each matter the stockholder proposes to bring before the meeting:

•	a description in reasonable detail of the business proposed to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the name and address of the stockholder proposing such business and of the beneficial owner, if any, on whose behalf the proposal is made;

•	the class and series and number of shares that are owned of record and beneficially by the stockholder proposing the business and by the beneficial owner, if any, on whose behalf the proposal is made;

•

a description of all arrangements or understandings among the stockholder, the beneficial owner on whose behalf the proposal is made, if any, and any other person or persons (including their names) in connection with the proposal of such business by the stockholders and any material interest of the stockholder in such business;

•

whether such stockholder or beneficial owner intends to deliver a proxy statement and forms of proxy to holders of at least the percentage of shares of our voting stock required to approve such proposal; and

•	a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Similarly, at a special meeting of stockholders, only such business as is properly brought before the meeting will be conducted or considered. To be properly brought before a special meeting, business must be specified in the notice of the meeting (or any supplement to that notice) given by or at the direction of the chairman of our board, our chief executive officer, our president or our secretary at the request of a majority of the number of directors that we would have if there were no vacancies on our board or, otherwise brought before the meeting by the presiding officer or by or at the direction of the majority of the total number of directors that our board would have if there were no vacancies.

Nomination of Candidates for Election to Our Board

Under our bylaws, only persons that are properly nominated will be eligible for election to be members of our board. To be properly nominated, a director candidate must be nominated at an annual meeting of the stockholders by or at the direction of our board or committee thereof or properly nominated by a stockholder. To be properly nominated by a stockholder, such stockholder must have delivered a proxy statement and form of proxy to the holders of at least the percentage of shares of our voting stock required to approve such nomination and included in such materials a timely and proper notice in proper written form to our secretary.

To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. If, however, there was no annual meeting in the preceding year or the date of the annual meeting is advanced more than 30 calendar days prior to, or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the day on which public announcement of the date of such meeting is first made.

To be in proper written form, such stockholder’s notice must include:

•	the name and address of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made;

•

a representation that the stockholder giving the notice is a holder of record of shares of our voting stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice;

•	the class and series and number of shares of stock owned beneficially and of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination in made;

•	a description of all arrangements or understandings between or among any of:

•	the stockholder giving the notice;

•	the beneficial owner on whose behalf the notice is given;

•	each nominee; and

•	any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice;

•	the name, age, business address, residence address and occupation of the nominee proposed by the stockholder;

•

such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by our board;

•	the signed consent of each nominee to serve as a director on our board if so elected; and

•

whether such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of our voting stock required to elect such nominee or nominees. In addition, a stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters relating to nomination of candidates for directors.

Amendment to Our Bylaws

Except for certain provisions indicated above, our bylaws may be amended, altered or repealed by the affirmative vote of the holders of a majority of our voting stock or by the affirmative vote of a majority of our board. Certain provisions that require the affirmative vote of the holders of 80% of our voting stock may make it more difficult to change our bylaws for the purpose of gaining control over us.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021, (800) 962-4284.

Listing

The common stock is listed on the New York Stock Exchange under the symbol “ICO.”

DESCRIPTION OF DEBT SECURITIES

General

This section summarizes the general terms of the debt securities we may offer. The prospectus supplement relating to any particular debt securities offered will describe the specific terms of the debt securities, which may be in addition to or different from the general terms summarized in this section. The summary in this section and in any prospectus supplement does not describe every aspect of the indenture or the debt securities and is subject to and qualified in its entirety by reference to all the provisions of the indenture and the debt securities. The forms of the indenture and the debt securities are filed as exhibits to the registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

If material, federal income tax consequences and other special considerations applicable to any debt securities issued by ICG at a discount will be described in the applicable prospectus supplement.

The prospectus supplement relating to any series of debt securities will describe the following specific financial, legal and other terms particular to such series of debt securities:

•

the title of the series (which shall distinguish the debt securities of that particular series from the debt securities of any other series and which may be part of a series of debt securities previously issued);

•	the price or prices (expressed as a percentage of the principal amount thereof) at which the debt securities of the series will be issued;

•

any limit upon the aggregate principal amount of the debt securities of the series which may be authenticated and delivered under the indenture (except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other debt securities of the series pursuant to the indenture);

•	the date or dates on which the principal of the debt securities of the series is payable;

•

the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine such rate or rates (including, but not limited to, any commodity, commodity index, stock exchange index or financial index) at which the debt securities of the series shall bear interest, if any, the date or dates from which such interest, if any, shall accrue, the date or dates on which such interest, if any, shall commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of and interest, if any, on the debt securities of the series shall be payable, or the method of such payment, if by wire transfer, mail or other means;

•

(i) if other than in U.S. dollars, the currency in which debt securities of a series are denominated, which may include any foreign currency or any composite of two or more currencies, and (ii) the currency or currencies in which payments on such debt securities are payable, if other than the currency in which such debt securities are denominated;

•

if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities of the series may be redeemed, purchased or repaid, in whole or in part, at the option of ICG;

•

the obligation, if any, of ICG to redeem, purchase or repay the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof upon the happening of any event and the period or periods within which, the price or prices at which and the terms and conditions upon which debt securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

•

the dates, if any, on which and the price or prices at which the debt securities of the series will be repurchased by ICG at the option of the holders thereof and other detailed terms and conditions of such repurchase obligations;

•	if other than denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000, the denominations in which the debt securities of the series shall be issuable;

•

whether the debt securities will be issuable as global notes, the terms and conditions, if any, upon which such global note may be exchanged in whole or in part for other individual debt securities of such series in definitive registered form, the depositary for such global note and the form of any legend or legends to be borne by any such global note in addition to or in lieu of the legend set forth in the indenture;

•

if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series that shall be payable upon declaration of acceleration of the maturity thereof pursuant to the indenture;

•

the manner in which the amounts of payment of principal of or interest, if any, on the debt securities of the series will be determined, if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•

any addition to or change in the events of default which applies to any debt securities of the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable pursuant to the indenture;

•	any addition to or change in the covenants set forth in the indenture (and related defined terms) which applies to debt securities of the series;

•	any depositories, interest rate calculation agents or other agents with respect to debt securities of such series if other than those appointed in the indenture;

•	the provisions relating to any security provided for the debt securities of the series;

•	the subordination, if any, of the debt securities of the series pursuant to the indenture;

•	if and as applicable, the terms and conditions of any right to exchange for or convert debt securities of the series into shares of common stock or preferred stock of ICG; and

•	any other terms of the debt securities of the series.

The terms of any series of debt securities may vary from the terms described here. Thus, this summary also is subject to and qualified by reference to the description of the particular terms of the debt securities to be described in the prospectus supplement.

Payment and Paying Agents

We will pay interest to holders listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if such holders no longer own the debt security on the interest due date. We may choose to pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. Payments in any other manner will be specified in the prospectus supplement.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents.” We may also choose to act as our own paying agent. We will notify the trustee of changes in the paying agents for any particular series of debt securities.

Merger, Consolidation or Sale of Assets

Unless otherwise specified in the applicable prospectus supplement, ICG will not (i) consolidate or merge with or into another person; or (ii) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its and the guarantors’ properties or assets taken as a whole, in one or more related transactions, to another person, unless:

•

either (a) ICG is the surviving entity or (b) the person formed by or surviving any such consolidation or merger (if other than ICG) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

•

the person formed by or surviving any such consolidation or merger (if other than ICG) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of ICG under the debt securities and the indenture pursuant to agreements reasonably satisfactory to the trustee; and

•	immediately after such transaction, no default or event of default exists.

Modification of the Indenture

Unless otherwise specified in the applicable prospectus supplement, under the indenture, ICG, the guarantors (except that existing guarantors need not execute a supplemental indenture pursuant to the last bullet below) and the trustee may amend or supplement the indenture or the debt securities of a series or the guarantees of such debt securities without the consent of any holder of debt securities:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with the indenture’s provisions regarding merger, consolidation or sale of assets;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•

to evidence the assumption of our or a subsidiary guarantor’s obligations under the indenture and the debt securities or such subsidiary guarantor’s guarantee (as defined below under “—Guarantees”), as applicable, by a successor thereto in the case of a consolidation or merger or a sale, assignment, transfer, conveyance or other disposition of all or substantially all of our and the guarantors’ properties or assets, taken as a whole;

•

to comply with the provisions of any clearing agency, clearing corporation or clearing system, or the requirements of the trustee or the registrar, relating to transfers and exchanges of the debt securities pursuant to the indenture;

•

to make any change that would provide any additional rights or benefits to the holders of the debt securities of a series, that would surrender any right, power or option conferred by the indenture on ICG or that does not adversely affect in any material respect the legal rights of any holder of such debt securities;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•

to conform the text of the indenture (only with respect to such series) or any board resolution, supplemental indenture or officer’s certificate with respect to the debt securities of such series to the description of notes contained in the offering document pursuant to which such debt securities were offered;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

in the case of subordinated debt securities, to make any change in the provisions of the indenture or any supplemental indenture relating to subordination that would limit or terminate the benefits available to any holder of senior indebtedness under such provisions; provided that such change is made in accordance with the provisions of such senior Indebtedness;

•

to add to, change or eliminate any of the provisions of the indenture with respect to any series of debt securities; although no such addition, change or elimination may apply to any series of debt security created prior to the execution of such amendment and entitled to the benefit of such provision, nor may any such amendment modify the rights of a holder of any such debt security with respect to such provision, unless the amendment becomes effective only when there is no outstanding debt security of any series created prior to such amendment and entitled to the benefit of such provision;

•	to secure ICG’s obligations under the debt securities and the indenture;

•

to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee; or

•

to allow any guarantor to execute a supplemental indenture and/or a guarantee with respect to the debt securities and to release guarantors from the guarantee in accordance with the terms of the indenture.

Unless otherwise specified in the applicable prospectus supplement, ICG, the guarantors and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series, amend or supplement the indenture, the debt securities of a series or the guarantees of such debt securities or the rights of the holders of the securities of the series to be affected. Without the consent of the holder of each security affected, no amendment, supplemental indenture or waiver may be made that, as to any non-consenting holders:

•	reduces the percentage of principal amount of outstanding securities whose holders must consent to an amendment, supplemental indenture or waiver;

•	reduces the rate of interest on the securities;

•	reduces the principal amount of or the premium, if any, on the securities or changes the stated maturity of any of the securities;

•	changes the place, manner or currency of payment of principal of, or premium, if any, or interest on, the securities;

•	makes any change in the provisions of the indenture relating to seniority or subordination of any security that adversely affects the rights of any holder under such provisions;

•	reduces the principal amount of discount securities payable upon acceleration of the maturity thereof;

•

waives a default or event of default in the payment of the principal of or premium, if any, or interest on the securities (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of such series and a waiver of the payment default that resulted from such acceleration);

•

makes any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of securities to receive payments of principal of or premium, if any, or interest on the securities;

•	waives a redemption payment with respect to any securities or changes any of the provisions with respect to the redemption of any securities;

•	releases any guarantor from any of its obligations under its guarantee or the indenture, except in accordance with the terms of the indenture; or

•	makes any change in the amendment and waiver provisions of the indenture requiring the consent of the holder of each security affected thereby.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, the indenture provides that events of default regarding any series of debt securities will be:

•	default for 30 days in the payment when due of interest on with respect to, debt securities of that series;

•	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the debt securities of that series;

•

failure by ICG to comply with any of the other covenants in the indenture (other than a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than that series) for 60 days after notice to ICG by the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding voting as a single class;

•

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by ICG, whether such indebtedness now exists, or is created after the date of the indenture, if that default:

•

is caused by a failure to pay principal of, or interest or premium, if any, on, such indebtedness prior to the expiration of the grace period provided in such indebtedness following the stated maturity of such indebtedness (a “Payment Default”); or

•	results in the acceleration of such indebtedness prior to its stated maturity,

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates such amount as may be set forth in the applicable prospectus supplement;

•

certain events of bankruptcy or insolvency described in the indenture with respect to ICG or any of its significant subsidiaries or any group of subsidiaries of ICG that, taken together, would constitute a significant subsidiary;

•

except as permitted by the indenture, any note guarantee of any significant subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of such note guarantee and the indenture), or any guarantor, or any person acting on behalf of any guarantor, denies or disaffirms its obligations under its note guarantee and such default continues for 10 days; and

•	any other event of default provided with respect to debt securities of that series, which is specified in the applicable prospectus supplement.

If an event of default (other than pursuant to the bankruptcy or insolvency provisions of the indenture with respect to ICG) regarding debt securities of any series issued under the indenture should occur and be continuing, either the trustee or the holders of at least 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable immediately. If a bankruptcy or insolvency event occurs with respect to ICG, the debt securities of such series shall immediately become due and payable without any declaration or other act on the part of the trustee or the holders of the debt securities of such series. The holders of a majority in principal amount of debt securities of such series may rescind any other declaration or acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default have been cured or waived (other than nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration).

Holders of a majority in aggregate principal amount of the then outstanding debt securities of any series will be entitled to control certain actions of the trustee under the applicable indenture. Holders of a majority in aggregate principal amount of the then outstanding debt securities of any series also will be entitled to waive past defaults regarding the series, except for a default in payment of principal, premium, if any, or interest. The trustee generally may not be ordered or directed by any of the holders of debt securities to take any action, unless one or more of the holders shall have offered to the trustee reasonable security or indemnity.

If the trustee collects any money in connection with an event of default regarding a series of debt securities, the trustee may use any sums that it holds under the applicable indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series.

Before any holder of any series of debt securities may institute action for any remedy, except payment on the holder’s debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action.

Legal Defeasance and Covenant Defeasance

Unless otherwise specified in the applicable prospectus supplement, ICG may at any time elect to have all of its obligations discharged with respect to the outstanding debt securities and all obligations of the guarantors discharged with respect to their note guarantees (“legal defeasance”) except for the rights of holders of outstanding debt securities to receive payments in respect of the principal of, or interest or premium, if any, on, such debt securities when such payments are due from the trust referred to below, and except for certain other obligations of ICG and certain other rights of the trustee under the indenture.

In addition, ICG may at any time elect to have the obligations of ICG and the guarantors released with respect to certain covenants and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities (“covenant defeasance”). In the event covenant defeasance occurs, certain events will no longer constitute an event of default with respect to the debt securities.

In order to exercise either legal defeasance or covenant defeasance, ICG must irrevocably deposit with the trustee for the benefit of the holders of the series of debt securities to be defeased money in amounts as will be sufficient to pay the principal of and premium, if any, and interest on the outstanding debt securities of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be. In addition, ICG must deliver to the trustee certain opinions of counsel and officer’s certificate in connection with such defeasance, and ICG may not exercise such defeasance if certain defaults or events of default with respect to debt securities of such series have occurred and are continuing on the date of such deposit or if such defeasance would result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which ICG or any of its subsidiaries is a party or by which ICG or any of its subsidiaries is bound.

Satisfaction and Discharge

Unless otherwise specified in the applicable prospectus supplement, the indenture will be discharged and will cease to be of further effect with respect to the debt securities of a particular series, when:

•	either:

•	all debt securities of such series that have been authenticated have been delivered to the trustee for cancellation; or

•	all debt securities of such series that have not been delivered to the trustee for cancellation:

•	have become due and payable,

•	will become due and payable at their stated maturity within one year,

•	are to be called for redemption within one year, or

•	are deemed paid and discharged pursuant to the legal defeasance provisions of the indenture,

and ICG or any Guarantor, in the case of the first, second and third subbullets above, has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of debt securities of such series, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness (including all principal, premium, if any, and interest) on such Notes delivered to the trustee for cancellation (in the case of debt securities of such series that have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be,

•	ICG or any Guarantor has paid or caused to be paid all other sums payable by it under the indenture; and

•

ICG has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities at maturity or on the redemption date, as the case may be.

Subordination

If specified in the applicable prospectus supplement, the debt securities of a series, and any guarantees, may be subordinated, which we refer to as subordinated debt securities, to senior indebtedness (as defined in the applicable prospectus supplement) to the extent set forth in the prospectus supplement relating thereto. To the extent we conduct operations through subsidiaries, the holders of debt securities (whether or not subordinated debt securities) will be structurally subordinated to the creditors of our subsidiaries except to the extent such subsidiary is a guarantor of such series of debt securities.

Conversion and Exchange Rights

If specified in the applicable prospectus supplement, the debt securities of a series may be convertible into or exchangeable for our common stock or other securities. We will describe in the applicable prospectus supplement, among other things, the conversion or exchange rate or price and any adjustments thereto, the conversion or exchange period or periods, provisions as to whether conversion or exchange will be mandatory, at our option or at the option of the holders of that series of debt securities and provisions affecting conversion or exchange in the event of the redemption of that series of debt securities.

Guarantees

Except to the extent otherwise provided in the applicable prospectus supplement, our obligations under the debt securities and the indenture will be guaranteed (each, a “guarantee”) by certain of our subsidiaries. Except to the extent otherwise provided in the applicable prospectus supplement, if any subsidiary that is not a guarantor incurs any indebtedness (other than indebtedness owing to ICG or another subsidiary or non-recourse debt), including any guarantee of any indebtedness of ICG or a subsidiary (other than a guarantee of indebtedness owing to ICG or a subsidiary), then ICG shall cause such subsidiary to become a guarantor for all purposes of the indenture.

The obligations of each subsidiary guarantor under its guarantee are limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such subsidiary guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other subsidiary guarantor in respect of the obligations of any such other subsidiary guarantor under its guarantee, result in the obligations of any such subsidiary guarantor under its guarantee not constituting a fraudulent transfer or conveyance.

Unless specified otherwise in a prospectus supplement, a subsidiary guarantor will be released and relieved of any obligations under its guarantee:

•

in the event of any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the assets of any guarantor, or a sale or other disposition of all of the capital stock of any guarantor, in each case to a person that is not (either before or after giving effect to such transactions) us or one of our subsidiaries, provided that such person unconditionally assumes all the obligations of such subsidiary guarantor under the indenture and its guarantee or such transaction will result in a release of the guarantee pursuant to the terms of the indenture; or

•	upon legal defeasance or satisfaction and discharge of the indenture in accordance with the provisions of the indenture.

Reporting

Unless otherwise specified in the applicable prospectus supplement, the indenture requires ICG to provide the trustee with a copy of the reports that it files with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within 15 days after it files the same with the SEC. Documents filed by ICG with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed via EDGAR. Delivery of such reports, information and documents to the trustee is for informational purposes only, and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including ICG’s compliance with any of the covenants under the indenture. ICG will also comply with Section 314(a) of the Trust Indenture Act.

Further Issues

Unless specified otherwise with respect to a series of debt securities in a prospectus supplement, ICG may from time to time, without notice to or the consent of the registered holders of a series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of the corresponding series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of the corresponding series and have the same terms as to status, redemption or otherwise as the debt securities of the corresponding series.

Form, Exchange, Registration and Transfer

The debt securities will be issued only in registered form. Debt securities of a series will either be global securities registered in book-entry form, or a physical (paper) certificate issued in definitive, or certificated, registered form. Procedures relating to global securities are described below under “Book-Entry Procedures and Settlement.” Unless otherwise provided in the applicable prospectus supplement, debt securities denominated in United States dollars will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000 thereof. The prospectus supplement relating to offered securities denominated in a foreign or composite currency will specify the denomination of the offered securities.

Debt securities represented by a paper certificate may be presented for exchange or transfer at the office of the Registrar. Holders will not have to pay any service charge for any registration of transfer or exchange of their certificates, but ICG may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer.

Book-Entry Procedures and Settlement

The debt securities will be issued in book-entry form only and represented by one or more global securities registered in the name of, and deposited with a custodian for, The Depository Trust Company, or DTC, or its nominee. DTC or its nominee will be the sole registered holder of the debt securities for all purposes under the indenture. Owners of beneficial interests in the debt securities represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in these securities will be shown on, and may only be transferred through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of debt securities under the global securities or the indenture. ICG and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities under the terms of the indenture.

Concerning the Trustee

ICG will enter into the indenture with a trustee that is qualified to act under the Trust Indenture Act of 1939, as amended, and with any other trustee chosen by it and appointed in a supplemental indenture of a particular series of debt securities. The trustee may engage in transactions with, or perform services for, ICG and its affiliates in the ordinary course of business.

Applicable Law

The debt securities and the indenture will be governed by, and construed in accordance, with the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make. The applicable prospectus supplement will also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Other than the common stock, each series of securities will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Except for the common stock, the securities may or may not be listed on a national securities exchange.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by Jones Day, New York, New York, counsel to the Company. In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, certain legal matters with respect to Virginia law and West Virginia law may be passed upon for us by Penn, Stuart & Eskridge, P.C. and Jackson Kelly PLLC, respectively, each special counsel to the Company. Any underwriters will be represented by their own legal counsel.

EXPERTS

The consolidated financial statements and related financial statement schedules incorporated in this prospectus by reference from International Coal Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of International Coal Group, Inc.’s internal control over financial reporting as of December 31, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

                    , 2010